                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the Com-
                                           mission Only (as permitted by
                                           Rule 14a-6(e)(2))

    [ ] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                           WOLVERINE WORLD WIDE, INC.
-------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    [X] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

    (3) Filing party:

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    (4) Date filed:

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

                                 WOLVERINE LOGO
                           9341 COURTLAND DRIVE, N.E.
                            ROCKFORD, MICHIGAN 49351

                            NOTICE OF ANNUAL MEETING

To our Stockholders:

     The annual meeting of stockholders of Wolverine World Wide, Inc. will be held at the Amway Grand Plaza Hotel, 187 Monroe Avenue, N.W., Grand Rapids, Michigan, on Wednesday, April 17, 1996, at 10 a.m. local time, for the following purposes:

     (1) Election of two directors for three-year terms expiring in 1999.

     (2) Approval of an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock.

     (3) Ratification of the Board of Directors' appointment of Ernst & Young LLP as independent auditors for the current fiscal year.

     (4) Transaction of such other business as may properly come before the meeting.

     Stockholders of record at the close of business March 1, 1996, are entitled to notice of and to vote at the meeting or any adjournment of the meeting. A list of stockholders entitled to receive notice of and vote at the annual meeting of stockholders will be available for examination by Wolverine stockholders at the offices of Warner Norcross & Judd LLP, 900 Old Kent Building, 111 Lyon Street, N.W., Grand Rapids, Michigan 49503, during ordinary business hours for the ten-day period before the meeting.

     A copy of the Annual Report to Stockholders for the year ended December 30, 1995, is enclosed with this Notice. The following Proxy Statement and enclosed Proxy are being furnished to stockholders on and after March 15, 1996.


                                          By Order of the Board of Directors


                                          Blake W. Krueger
                                          Blake W. Krueger, General Counsel and
                                          Secretary

March 15, 1996

        YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING,
           PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

                           WOLVERINE WORLD WIDE, INC.
                           9341 COURTLAND DRIVE, N.E.
                            ROCKFORD, MICHIGAN 49351

                         ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 17, 1996

                                PROXY STATEMENT

     This Proxy Statement and the enclosed Proxy are being furnished to holders of Common Stock, $1.00 par value, of Wolverine World Wide, Inc. ("Wolverine" or the "Company") on and after March 15, 1996, in connection with the solicitation by the Wolverine Board of Directors of proxies for use at the annual meeting of stockholders to be held on April 17, 1996, and at any adjournment of that meeting. The annual meeting will be held at the Amway Grand Plaza Hotel, 187 Monroe Avenue, N.W., Grand Rapids, Michigan, at 10 a.m. local time.

     The purpose of the annual meeting is to consider and vote upon: (i) the election of two directors for three-year terms expiring in 1999; (ii) approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock; and (iii) ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for the current fiscal year. If a proxy in the enclosed form is properly executed and returned to Wolverine, the shares represented by the proxy will be voted at the annual meeting and any adjournment of that meeting. If a stockholder specifies a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees named in this Proxy Statement, for approval of the amendment to the Company's Certificate of Incorporation, for ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for its current fiscal year, and in accordance with the judgment of the persons named as proxies with respect to any other matter that may come before the meeting or any adjournment. For purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, all shares for which a proxy or vote is received, including abstentions and shares represented by a broker vote on any matter, will be counted as present and represented at the meeting.

     A proxy may be revoked at any time before it is exercised by written notice delivered to the Secretary of the Company or by attending and voting at the annual meeting.

                             ELECTION OF DIRECTORS

     In accordance with the recommendation of the Governance Committee, the Board of Directors has nominated the following two nominees for election as directors for three-year terms expiring at the 1999 annual meeting:

                               Daniel T. Carroll
                              Phillip D. Matthews

     A plurality of the shares present in person or represented by proxy and entitled to vote on the election of directors is required to elect directors. For purposes of counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will not be counted as shares voted, and the number of shares of which a plurality is required will be reduced by the number of shares not voted.

     Both nominees are presently directors of the Company whose terms will expire at the meeting. The proposed nominees are willing to be elected and to serve. In the event that either nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, the incumbent Wolverine Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the substitute nominee designated by the Board of Directors. If a substitute nominee is not selected, all proxies will be voted for the remaining nominee. Proxies will not be voted for a greater number of persons than the number of nominees named above.

                  YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU
                 VOTE FOR ELECTION OF ALL NOMINEES AS DIRECTORS

                 AMENDMENT OF THE CERTIFICATE OF INCORPORATION

     The Board of Directors proposes to amend the Fourth Article of the Company's Certificate of Incorporation to increase the Company's authorized capital stock from 27,000,000 shares, of which 25,000,000 are shares of common stock, $1.00 par value per share ("Common Stock"), to 42,000,000 shares, of which 40,000,000 would be shares of Common Stock. The purpose of the amendment is to provide additional shares for possible future issuance.


     As of March 1, 1996, there were 18,377,912 authorized shares of Common Stock issued and outstanding, excluding 547,913 shares of treasury stock. If all outstanding stock options were exercised, there would be approximately 19,525,670 shares of Common Stock issued and outstanding.



     The Board of Directors believes that it is advisable to have additional authorized shares of Common Stock available for possible future stock splits and dividends, public or private offerings of Common Stock or securities convertible into Common Stock, employee benefit plans, equity-based acquisitions and other corporate purposes that might be proposed. For example, the Company currently does not have enough authorized capital stock for the Board of Directors to declare a three-for-two stock split. The Company previously declared two separate three-for-two stock splits effective May 15, 1995, and April 14, 1994, and issued 1,737,500 shares of Common Stock in a follow-on public offering on November 20, 1995. Authorized but unissued shares of Common Stock, or funds raised in a public or private offering of shares, may also be used for acquisition opportunities. Except for shares to be issued under the Company's stock plans, the Company does not have any present plans to issue additional shares of Common Stock.


     All of the additional shares resulting from the increase in the Company's authorized Common Stock would be of the same class, with the same dividend, voting and liquidation rights, as the shares of Common Stock presently outstanding. The Company's authorized capital also includes, and will continue to include without increase, 2,000,000 shares of preferred stock, none of which is currently outstanding. Stockholders have no preemptive rights to acquire shares issued by the Company under its Certificate of Incorporation, and stockholders would not acquire any such rights with respect to such additional shares under the proposed amendment to the Company's Certificate of Incorporation. Under some circumstances, the issuance of additional shares of Common Stock could dilute the voting rights, equity and earnings per share of existing stockholders.

     If the proposed amendment is adopted, the newly authorized shares would be unreserved and available for issuance. No further stockholder authorization would be required prior to the issuance of such shares by the Company.


     This increase in authorized but unissued Common Stock could be considered an anti-takeover measure because the additional authorized but unissued shares of Common Stock could be used by the Board of Directors to make a change in control of the Company more difficult. The Board of Directors' purpose in recommending this proposal is not as an anti-takeover measure, but for the reasons discussed above.


     The first paragraph of the Fourth Article of the Company's Certificate of Incorporation, as amended, would read as follows:

          FOURTH: The total number of shares that the corporation shall have authority to issue and have outstanding is Forty-two Million (42,000,000) shares, of which Two Million (2,000,000) shares shall be Preferred Stock, par value One Dollar ($1.00) per share, and Forty Million (40,000,000) shares shall be Common Stock, par value One Dollar ($1.00) per share.

     The affirmative vote of holders of a majority of shares entitled to vote at the annual meeting of stockholders is required to approve the proposed amendment to the Company's Certificate of Incorporation. For the purpose of counting votes on this proposal, abstentions, broker non-votes and other shares not voted have the same effect as a vote against the proposal. The New York Stock Exchange has advised the Company that this proposal is deemed to be a routine matter. Therefore, shares of Common Stock held by New York Stock Exchange member organizations, or their nominees, may be voted without specific instructions from the beneficial owners of such shares.

              YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
                   APPROVAL OF THE AMENDMENT TO THE COMPANY'S
                          CERTIFICATE OF INCORPORATION

                               VOTING SECURITIES


     Holders of record of Common Stock, at the close of business on March 1, 1996, will be entitled to notice of and to vote at the annual meeting and any adjournment of the meeting. As of March 1, 1996, there were 18,377,912 shares of Common Stock outstanding (excluding 547,913 shares of treasury stock), each having one vote on each matter presented for stockholder action. Shares cannot be voted unless the stockholder is present at the meeting or represented by proxy.

                           OWNERSHIP OF COMMON STOCK

     The following table sets forth information as to each entity known to the Company to have been the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock as of March 1, 1996:

                                                        AMOUNT AND NATURE OF BENEFICIAL
                                                           OWNERSHIP OF COMMON STOCK
                                                      -----------------------------------
                                                      SOLE VOTING AND    SHARED VOTING OR
                 NAME AND ADDRESS                       DISPOSITIVE        DISPOSITIVE       PERCENT
                OF BENEFICIAL OWNER                        POWER              POWER          OF CLASS
---------------------------------------------------   ---------------    ----------------    --------
The Kaufmann Fund, Inc.                                  1,250,000                  --         6.8%
140 East 45th Street
43rd Floor
New York, New York 10017(1)

Metropolitan Life Insurance Company                        933,400(5)               --         5.1%
One Madison Avenue
New York, New York 10010(2)

Putnam Investments, Inc.                                        --           1,138,858         6.2%
One Post Office Square
Boston, Massachusetts 02109(3)

State Street Research & Management Company                 932,300(5)               --         5.1%
One Financial Center
30th Floor
Boston, Massachusetts 02111-2690(4)

-------------------------
(1) Based on information set forth in Amendment No. 4 to Schedule 13G dated February 8, 1996. The Schedule 13G indicates that The Kaufmann Fund, Inc. is a registered investment company.

(2) Based on information set forth in Schedule 13G dated February 9, 1996. The
    Schedule 13G indicates that Metropolitan Life Insurance Company is the sole parent company of State Street Research & Management Company.

(3) Based on information set forth in Schedule 13G dated January 29, 1996. The
    Schedule 13G indicates that Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. are registered investment advisers and (together with their parent corporations, Putnam Investments, Inc. and Marsh & McLennan Companies, Inc.) are considered beneficial owners in the aggregate of 1,138,858 shares of the Company's Common Stock and that such shares were acquired for investment purposes by such investment managers for certain of their advisory clients. The Schedule 13G indicates that such investment managers have shared voting power over an aggregate of 375,743 shares of Common Stock and shared dispositive power over an aggregate of 1,138,858 shares of Common Stock.


(4) Based on information set forth in Schedule 13G dated February 13, 1996. The
    Schedule 13G indicates that State Street Research & Management Company ("State Street") is a registered investment adviser and wholly owned subsidiary of Metropolitan Life Insurance Company. The Schedule 13G indicates that such shares were acquired for certain State Street advisory clients.


(5) These numbers include 932,300 shares of Common Stock held by State Street Research & Management Company.

                       SECURITIES OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of Common Stock beneficially owned as of March 1, 1996 by each of Wolverine's directors and nominees for director, each of the named executive officers, and all of Wolverine's directors and executive officers as a group:


                                                  AMOUNT AND NATURE OF BENEFICIAL
                                                   OWNERSHIP OF COMMON STOCK(1)
                                        ---------------------------------------------------
                                        SOLE VOTING AND    SHARED VOTING OR       TOTAL
               NAME OF                    DISPOSITIVE        DISPOSITIVE        BENEFICIAL     PERCENT
          BENEFICIAL OWNER                 POWER(2)            POWER(3)        OWNERSHIP(2)    OF CLASS
-------------------------------------   ---------------    ----------------    ------------    --------
Geoffrey B. Bloom                            252,525                --             252,525        1.4%
Daniel T. Carroll                             18,000                --              18,000          *
Steven M. Duffy                               32,191                --              32,191          *
V. Dean Estes                                 77,638                --              77,638          *
Thomas D. Gleason                            229,945               333             230,278        1.3%
Alberto L. Grimoldi                            8,436                --               8,436          *
Stephen L. Gulis, Jr.                         37,245                --              37,245          *
David T. Kollat                               22,500                --              22,500          *
Phillip D. Matthews                           37,500            12,000              49,500          *
David P. Mehney                               41,250                --              41,250          *
Stuart J. Northrop                            14,175                --              14,175          *
Timothy J. O'Donovan                         169,299             8,212             177,511        1.0%
Joseph A. Parini                               6,975             8,740              15,715          *
Joan Parker                                   15,750                --              15,750          *
Elizabeth A. Sanders                           9,937                --               9,937          *
All directors and executive officers
  as a group                               1,039,394            31,967           1,071,361        5.7%


-------------------------
 *  Less than 1%.

(1) The numbers of shares stated are based on information provided by each person listed and include shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.


(2) These numbers include shares that may be acquired through the exercise of stock options granted under the 1988 Stock Option Plan, the Directors Stock Option Plan (1988), the 1993 Stock Incentive Plan, the 1994 Directors' Stock Option Plan and the 1995 Stock Incentive Plan within 60 days after March 1, 1996. The number of shares subject to stock options for each listed person is shown below:

              Mr. Bloom                                117,040
              Mr. Carroll                               14,625
              Mr. Duffy                                 14,440
              Mr. Estes                                 43,875
              Mr. Gleason                                   --
              Mr. Grimoldi                               1,687
              Mr. Gulis                                 20,029
              Mr. Kollat                                11,250
              Mr. Matthews                              22,500
              Mr. Mehney                                15,750
              Mr. Northrop                              12,375
              Mr. O'Donovan                             74,640
              Mr. Parini                                 4,500
              Ms. Parker                                 5,625
              Ms. Sanders                                8,437
              All directors and executive officers as a
              group                                    404,261



(3) These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have substantial influence by reason of relationship.

                               BOARD OF DIRECTORS


     The Company's Board of Directors currently consists of twelve directors, two of whom are standing for reelection. Mr. Gleason and Mr. Northrop are retiring from the Board of Directors at the close of the annual meeting of stockholders and are not standing for reelection. The Board of Directors has determined to reduce the size of the Board of Directors to ten members effective at the close of the annual meeting of stockholders. Wolverine's Amended and Restated Bylaws provide that the Board of Directors shall be divided into three classes, with each class to be as nearly equal in number as possible. The Board of Directors intends in future years as the terms of the incumbent directors end or additional directors are added to adjust the number of directors in each class to again make each class as nearly equal in number as possible. Each class of directors serves a term of office of three years, with the term of one class expiring at the annual meeting of stockholders in each successive year.


     Biographical information as of December 31, 1995, is presented below for each person who either is nominated for election as a director at the annual meeting of stockholders or is continuing as an incumbent director. Except as indicated, all have had the same principal positions and employment for over five years.

                NOMINEES FOR ELECTION TO TERMS EXPIRING IN 1999

     DANIEL T. CARROLL (age 69) has been a director since 1979. Mr. Carroll is Chairman of the Board and President of The Carroll Group, Inc., a management consulting firm. Mr. Carroll is also a director of American Woodmark Corp.; A.M. Castle & Co.; Aon Corporation; Comshare, Inc.; Diebold, Incorporated; Woodhead Industries, Inc.; DeSoto, Inc.; and Oshkosh Truck Corporation.

     PHILLIP D. MATTHEWS (age 57) has been a director since 1981. Mr. Matthews is Chairman of the Board and Chairman of the Executive Committee of the Company. In his capacity as Chairman, Mr. Matthews is an officer of the Board of Directors and is responsible for Board of Directors governance issues and provides assistance in defining strategic direction for the Company. Mr. Matthews is primarily engaged in other business activities and is not involved in the day-to-day operations of the Company. Mr. Matthews is also Chairman of Reliable Company, a coin-operated laundry equipment company servicing the multi-unit housing industry. Mr. Matthews is also a director of H.F. Ahmanson and Bell Sports Corp. From 1981 until 1989, Mr. Matthews was Chairman, Chief Executive Officer and Owner of Bell Helmets, Inc., a predecessor of Bell Sports Corp.

                 INCUMBENT DIRECTORS -- TERMS EXPIRING IN 1998

     GEOFFREY B. BLOOM (age 54) has been a director since 1987. Mr. Bloom is President and Chief Executive Officer of the Company. Formerly, Mr. Bloom was Chief Operating Officer of the Company from 1987 until 1993. Mr. Bloom is also a director of Comshare, Inc.

     DAVID T. KOLLAT (age 57) has been a director since 1992. Mr. Kollat is President and Chairman of 22, Inc., a company specializing in research and management consulting for retailers and consumer goods manufacturers. Mr. Kollat is also a director of The Limited, Inc.; Cooker Restaurant Corporation; and Consolidated Stores.

     DAVID P. MEHNEY (age 56) has been a director since 1977. Mr. Mehney is President of The KMW Group, Inc., a distributor of medical and marine products.

     TIMOTHY J. O'DONOVAN (age 50) has been a director since 1993. Mr. O'Donovan is Executive Vice President of the Company.

                 INCUMBENT DIRECTORS -- TERMS EXPIRING IN 1997

     ALBERTO L. GRIMOLDI (age 54) was appointed to the Board of Directors in 1994. Mr. Grimoldi is Chairman of Grimoldi, S.A., a shoe manufacturer and retailer in Argentina. He has held that position since 1986. Mr. Grimoldi is also a founding member and has been Vice Chairman of Banco Privado de Inversiones,

S.A., an Argentinean investment adviser, since 1994. Mr. Grimoldi is also a founding member and director of INFUPA S.A., a diversified Argentinean financial services firm; a director of Bonafide S.A., a chocolate and coffee manufacturer, distributor and retailer; and an advisory director of Autolatina, an automobile joint venture between the Ford Motor Company and Volkswagen AG. Mr. Grimoldi has also held various positions in the Argentinean government.

     JOSEPH A. PARINI (age 64) has been a director since 1987. He is President and Chief Executive Officer of Elbit Systems, Inc., a designer, manufacturer and marketer of infrared instrumentation, electronics for telecommunications, defense products and medical instrumentation. He has held that position since 1990. Formerly, Mr. Parini was President of Inframetrics, Inc., a manufacturer of infrared instrumentation, from 1990 until 1994, and President and Chief Executive Officer of Rospatch Corporation (now Ameriwood Industries International, Corp.), a manufacturer of wood products, from 1980 until 1990. Mr. Parini is also a director of Foremost Corporation of America.

     JOAN PARKER (age 60) has been a director since 1981. Ms. Parker is a Senior Partner with J. Walter Thompson, an international advertising firm. From September 1995 until December 1995, Ms. Parker was the sole proprietor of Parker & Associates, an advertising firm. From 1994 until September 1995, she was Executive Vice President and Director of N. W. Ayer & Partners, an international advertising firm, and Executive Vice President and Managing Director of the Ayer Public Relations Division of N. W. Ayer & Partners. Formerly, Ms. Parker was Senior Vice President and Managing Director of the Ayer Public Relations Division.

     ELIZABETH A. SANDERS (age 50) was appointed to the Board of Directors in 1994. Ms. Sanders is a principal partner in The Sanders Partnership, a management consulting firm. Ms. Sanders has held that position since 1990. Formerly, Ms. Sanders was Vice President of Nordstrom, Inc., a retailer. Ms. Sanders is also a director of WalMart Stores, Inc.; H.F. Ahmanson; and Flagstar, Inc.

                         BOARD COMMITTEES AND MEETINGS

     The Company's Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Governance Committee.

          Audit Committee. The Audit Committee recommends to the Board of Directors the selection of independent accountants; approves the nature and scope of services to be performed by the independent accountants and reviews the range of fees for such services; confers with the independent accountants and reviews the results of the annual audit; reviews with the independent accountants the Company's internal auditing, accounting and financial controls; and reviews policies and practices regarding compliance with laws and conflicts of interest. Messrs. Grimoldi, Kollat, Northrop and Parini and Ms. Parker currently serve on the Audit Committee. Mr. Parini is Chairman of the Audit Committee. During 1995, the Audit Committee held three meetings.

          Compensation Committee. The Compensation Committee is responsible for reviewing and recommending to the Board of Directors the timing and amount of compensation for the Chief Executive Officer and other key employees, including salaries, bonuses and other benefits. The Compensation Committee also is responsible for administering the Company's stock option and other equity-based incentive plans, recommending retainer and attendance fees for directors who are not employees of the Company or any of its subsidiaries ("Non-Employee Directors"), reviewing compensation plans and awards as they relate to the Chief Executive Officer and other key employees, and administering the Company's pension plans and 401(k) savings plan. Messrs. Carroll, Mehney and Parini and Ms. Sanders currently serve on the Compensation Committee. Mr. Carroll is Chairman of the Compensation Committee. During 1995, the Compensation Committee held four meetings.


          Executive Committee. The Executive Committee is responsible for and may exercise all powers and authority of the Board of Directors in the management of the business and affairs of the Company except to the extent that delegation is prohibited by law. The Executive Committee may consider or act upon matters requiring Board action during periods between Board meetings. Messrs. Bloom, Carroll, Gleason,

     Matthews and Northrop currently serve on the Executive Committee. Mr. Matthews is Chairman of the Executive Committee. The Executive Committee met once during 1995.


          Governance Committee. The Governance Committee is responsible for: (i) recommending to the Board of Directors suitable candidates for nomination for positions on the Board of Directors; (ii) reviewing with the Board of Directors the appropriate skills and characteristics of Board members;
     (iii) reviewing and evaluating each director's performance on the Board; and (iv) reviewing and reporting to the Board on all matters generally relating to corporate governance. The Governance Committee also recommends the officers of the Company for election by the Board of Directors. Messrs. Gleason, Kollat, Matthews and Mehney and Ms. Parker currently serve on the Governance Committee. Mr. Mehney is Chairman of the Governance Committee. During 1995, the Governance Committee held two meetings. The Governance Committee will consider nominees for election to the Board of Directors submitted by stockholders. The Amended and Restated Bylaws of the Company provide that nominations for the election of directors may be made by a stockholder entitled to vote for the election of directors if, and only if, the stockholder submits advance notice of the proposed nomination and the notice is received by the Secretary of the Company not less than 50 nor more than 75 days before the annual meeting. However, if fewer than 65 days' notice of the meeting or prior public disclosure is given to stockholders, the notice of the proposed nomination must be received not later than the close of business on the 15th day after the day on which the notice of the date of the meeting was mailed or the public disclosure was made, whichever first occurs. Each notice submitted by a stockholder must set forth the name, age, business address, residence address, principal occupation and employment of, the class and number of shares of the Company's stock beneficially owned by, and any other information concerning each nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, as to the stockholder giving the notice, the name, record address and the class and number of shares of the Company's stock beneficially owned by the stockholder. If the chairman of the meeting determines that a nomination was not made in accordance with these procedures, he or she must announce that determination at the meeting and the nomination will be disregarded.


     During the Company's last fiscal year, the Board of Directors held five regular meetings and one special meeting. Each of the directors attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served (during the periods that he or she served).


                           COMPENSATION OF DIRECTORS


     Non-Employee Directors receive an $8,000 annual retainer fee plus compensation in accordance with the following schedule: $1,000 per day for attendance at each regular meeting of the Board of Directors; $900 for attendance at each Executive Committee meeting when such committee functions in place of the Board; $500 per day for attendance at each special meeting of the Board of Directors; and $250 per day for attendance at each committee meeting. In addition, the chairmen of the Audit, Compensation and Governance Committees receive annual fees of $2,000. Directors who are also employees of the Company or any of its subsidiaries receive no annual retainer and are not compensated for attendance at Board or committee meetings. The Company also reimburses directors for expenses associated with attending Board of Director and committee meetings.


     Under the Directors Stock Option Plan adopted and approved by the stockholders in 1988 (the "1988 Directors' Plan"), each Non-Employee Director has been granted an option to purchase 6,750 shares of Common Stock (as adjusted for stock splits) on the date of his or her initial appointment or election as a director and an option to purchase 1,125 shares (as adjusted for stock splits) annually on a specified date after his or her appointment or election. The per share exercise price of options granted under the 1988 Directors' Plan was 100% of the market value of Common Stock on the date each option was granted. The term of each option could not exceed 10 years. The 1994 Directors' Stock Option Plan (the "1994 Directors' Plan") discussed below was adopted and approved by the stockholders to supplement and replace the 1988 Directors' Plan, under which all available option stock has been granted.


     The 1994 Directors' Plan was adopted and approved by the stockholders at the 1994 annual meeting of stockholders. The 1994 Directors' Plan supplemented and replaced the 1988 Directors' Plan. Options are granted under the 1994 Directors' Plan in amounts and on terms substantially identical to those set forth in the 1988 Directors' Plan on the date of election or appointment to the Board and annually on the date of each annual meeting, except that annual grants under the 1994 Directors' Plan are for 1,687 shares (as adjusted for stock splits) rather than 1,125 shares under the 1988 Directors' Plan. Options were granted under the 1994 Directors' Plan to all Non-Employee Directors on April 19, 1995. Options to purchase a maximum of 180,000 shares of Common Stock may be granted under the 1994 Directors' Plan.


     In 1990, the Company adopted a Director Retirement Plan. Under this plan, each Non-Employee Director who has served on the Board of Directors a minimum of five years will receive an annual benefit after the later of attaining age 65 or termination of service as a director. The benefit received will depend upon the number of each director's years of service, but may not exceed a maximum of 80% of the director's final annual retainer. Directors are also entitled to receive an actuarially reduced benefit if they would like payments of these benefits to begin after retirement or termination of service as a director, but before attaining age 65. The annual benefit is payable to each director for the shorter of 10 years or the number of years the director served on the Board.


     On April 27, 1993, Mr. Matthews was elected to serve as Chairman of the Board of Directors of the Company. In connection with his service as Chairman, the Company entered into a supplemental director's fee agreement with Mr. Matthews during 1995 (the "Fee Agreement") which replaced an earlier agreement that contained substantially similar terms. Under the Fee Agreement, Mr. Matthews agreed to serve as Chairman of the Board (as an officer of the Board and not as an executive officer of the Company) for an initial term of two years. The Fee Agreement automatically renews each year after the initial term for an additional one-year term unless and until the Company delivers to Mr. Matthews a notice of non-renewal. Under the Fee Agreement, the Company agreed to pay to Mr. Matthews an annual supplemental director's fee, in addition to any standard retainer and Board meeting fees (but not committee meeting fees) to which all Non-Employee Directors may be entitled, equal to $75,000 for the first year, $50,000 for the second year, and an amount to be agreed upon by Mr. Matthews and the Company not to exceed $50,000 for any renewal term. The Company also agreed to reimburse Mr. Matthews for office, clerical and related expenses incurred in connection with his service not to exceed $12,000 for the first year and $8,000 for the second year. During 1995, the Company reimbursed Mr. Matthews for such expenses in the amount of $6,600. In addition, the Company granted Mr. Matthews an award for 15,000 (post-split) shares of Common Stock subject to certain restrictions set forth in a restricted stock agreement. The restrictions lapsed with respect to one-third of the shares on March 27, 1995, and one-third of the shares on January 1, 1996, and will lapse with respect to the remaining one-third of the shares on January 1, 1997. The Fee Agreement may be terminated by the Company or Mr. Matthews. If the Fee Agreement is terminated by the Company other than for Cause (as defined in the Fee Agreement), compensation under the Fee Agreement would continue until the end of the term of the Fee Agreement. If the Fee Agreement is not renewed by the Company following a Change in Control (as defined in the Fee Agreement), Mr. Matthews will receive a lump sum payment of $50,000 in addition to the compensation discussed above prorated through the date he receives the lump sum payment. Upon any termination of the Fee Agreement, Mr. Matthews will again be entitled to receive the standard retainer and fees for Board and committee meeting attendance paid to all other Non-Employee Directors.


     The Company entered into an amended and restated employment and transition agreement with Mr. Gleason which extended through January 31, 1996 (the "Agreement"). Under the Agreement, Mr. Gleason and the Company agreed to terminate Mr. Gleason's prior employment agreement which extended through August 31, 1996. Under the Agreement, Mr. Gleason retired on January 31, 1996 from all positions with the Company (except for his director position with the Company). Mr. Gleason is retiring as a director of the Company at the close of the annual meeting of stockholders.

     Mr. Gleason received an annual base salary of $250,000 (effective January 1, 1995) through January 31, 1996. In connection with the execution of the Agreement, the Company's interest in the cash value of an insurance policy (on which the Company continues to pay premiums) was transferred to Mr. Gleason. Mr. Gleason's annual benefit under the Company's pension plan will be at least $130,000 (subject to the social security offset provisions of the pension plan). Mr. Gleason was also entitled to participate in all other plans and to receive other benefits normally provided by the Company to top-level executives, except that Mr. Gleason's bonus under each of the Company's annual bonus plan and long-term bonus plan could not exceed $50,000 annually. In addition to his salary, Mr. Gleason received bonuses and other benefits totaling $100,000 in 1995.


     In the Agreement, Mr. Gleason granted the Company a covenant not to compete (and certain related restrictive covenants) that generally extended to January 31, 1996.

     Mr. Gleason participates in the former deferred compensation plan of the Company. The deferred compensation plan provides participants with deferred compensation beginning upon retirement from the Company at normal or early retirement age. The plan also provides benefits in the event of death and reduced benefits upon disability. The Company has purchased insurance on the participants' lives payable to the Company in amounts which, if the assumptions made as to mortality experience, policy dividends and other factors are realized, will cover all the Company's payments for the insurance and all deferred compensation obligations, and will provide an additional amount for use of the Company's money. Mr. Gleason's anticipated annual benefits from the deferred compensation plan upon retirement at normal retirement age and continuing for 18 years are $180,000 for the first five years and $154,000 for the following thirteen years. Mr. Gleason's deferred compensation agreement provides for benefits payable for 18 years after attaining age 55, if he elects, or otherwise upon attaining age 60. An election to receive benefits before age 60 triggers a reduction in the benefits. Mr. Gleason is fully vested with respect to benefits under his deferred compensation agreement.


     Mr. Gleason also participated in the Company's employee stock option loan program described on page 14 of this Proxy Statement during 1995. As of March 1, 1996, Mr. Gleason had no outstanding loan balances. Mr. Gleason's largest outstanding balance under all such loans since January 1, 1995 was $646,472.


                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on Wolverine Common Stock to the Standard & Poor's 500 Stock Index and two indices of peer companies that produce non-athletic footwear, assuming an investment of $100.00 at the beginning of the period indicated. The Standard & Poor's 500 Stock Index is a broad equity market index published by Standard & Poor's. The indices of peer companies were constructed by the Company and include the companies listed in the footnotes to the graph below. The index identified as "Old Peer Index"(1) below was used in the Stock Price Performance Graph in the Company's 1995 Proxy Statement. The Company anticipates using the index identified as "New Peer Index"(2) below in future proxy statements. The Company believes the modest change in peer groups is appropriate to reflect the results of consolidations and acquisitions that occurred in the footwear industry after the original peer group was constructed and to include newer companies for which historical information necessary to prepare an index was not available at the time the original peer group was constructed. In constructing the peer indices, the return of each component company was weighted according to its respective stock market capitalization at the beginning of each period indicated. Cumulative total stockholder return is measured by dividing (i) the sum of: (a) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment; and (b) the difference between the share price at the end and the beginning of the measurement period, by (ii) the share price at the beginning of the measurement period.

                       COMPARISON OF FIVE YEAR CUMULATIVE
                            TOTAL STOCKHOLDER RETURN

[GRAPH]

      Measurement Period                                              Old Peer        New Peer
    (Fiscal Year Covered)          Wolverine       S & P 500           Index           Index
1990                                       100             100             100             100
1991                                    139.91          130.47          160.92          160.84
1992                                    188.56          140.41          169.71          179.60
1993                                    381.42          154.56          160.48          198.06
1994                                    488.33          156.60          118.99          151.24
1995                                    901.16          215.45           98.83          151.18

-------------------------

(1) The Old Peer Index includes J. Baker, Inc.; R.G. Barry; Brown Group, Inc.; Candies, Inc.; Daniel Green; Genesco, Inc.; Interco, Inc.(3); Justin Industries; Penobscot Shoe; Sam & Libby, Inc.; Stride Rite Corporation; Wellco Enterprises; and Weyco Group, Inc. The Old Peer Index also included U.S. Shoe, Corp. During 1995, U.S. Shoe, Corp. was acquired by Luxottica Group SpA. The information necessary to include U.S. Shoe, Corp. in the Old Peer Index is no longer available.

(2) The New Peer Index includes J. Baker, Inc.; R.G. Barry; Brown Group, Inc.; Candies, Inc.; Daniel Green; Genesco, Inc.; Interco, Inc.(3); Justin Industries; Kenneth Cole Products; Lacrosse Footwear; Nine West Group; Penobscot Shoe; Rocky Shoes and Boots; Sam & Libby, Inc.; Stride Rite Corporation; Timberland Company; Wellco Enterprises; and Weyco Group, Inc.

(3) Interco, Inc. filed a petition for relief under Chapter 11 of the United States Bankruptcy Code on January 24, 1991. As part of the bankruptcy reorganization, all outstanding capital stock of Interco, Inc. was canceled on June 26, 1992, and the company was completely recapitalized with new stock issued to the creditors of Interco, Inc. Interco, Inc. is accounted for in the stock performance graph as a new company effective in 1992.

     The dollar values for total stockholder return plotted in the graph above are shown in the table below:

 FISCAL                      S&P       OLD PEER     NEW PEER
YEAR-END     WOLVERINE       500        INDEX        INDEX
--------     ---------     -------     --------     --------
  1990        $100.00      $100.00     $100.00      $100.00
  1991         139.91       130.47      160.92       160.84
  1992         188.56       140.41      169.71       179.60
  1993         381.42       154.56      160.48       198.06
  1994         488.33       156.60      118.99       151.24
  1995         901.16       215.45       98.83       151.18

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following Summary Compensation Table shows certain information concerning the compensation earned during each of the three fiscal years in the period ended December 30, 1995, of the Chief Executive Officer of the Company during the last completed fiscal year, and each of Wolverine's four most highly compensated executive officers who served in positions other than Chief Executive Officer at the end of the last completed fiscal year. The numbers of shares subject to awards of stock options have been adjusted to reflect stock splits.

                           SUMMARY COMPENSATION TABLE


                                                                            LONG-TERM COMPENSATION
                                                                      -----------------------------------
                                                                              AWARDS
                                        ANNUAL COMPENSATION           ----------------------
                                 ----------------------------------               NUMBER OF     PAYOUTS
                                                          OTHER       RESTRICTED    SHARES     ----------
        NAME AND                                          ANNUAL        STOCK     UNDERLYING      LTIP         ALL OTHER
   PRINCIPAL POSITION     YEAR    SALARY     BONUS     COMPENSATION   AWARDS(1)    OPTIONS     PAYOUTS(2)   COMPENSATION(3)
------------------------  ----   --------   --------   ------------   ---------   ----------   ----------   ---------------
Geoffrey B. Bloom         1995   $391,923   $335,989(4)   $ 37,119(5) $203,438       40,200     $321,114       $   8,953(6)
President, Chief          1994    357,692    285,939           --      179,688       33,750      183,053         117,314
Executive Officer         1993    320,769    276,449           --       90,000       33,750           --         127,248(7)
and Director

Steven M. Duffy           1995   $185,797   $ 99,530     $     --     $ 54,250        8,250     $ 71,407       $   6,168
Vice President            1994    156,287     82,952           --       44,922        8,437       35,000           6,626
                          1993    135,255     87,954           --       22,500        8,437           --           5,511

V. Dean Estes             1995   $188,640   $ 85,391     $     --     $ 81,375       15,000     $ 58,244       $   3,750
Vice President            1994    172,248     82,892           --       71,875       11,250       30,933           3,750
                          1993    135,903     84,745           --       22,500        8,437           --           3,405
Stephen L. Gulis, Jr.     1995   $169,678   $ 90,895     $     --     $ 54,250        8,250     $ 48,469       $   4,877
Vice President and Chief  1994    143,594     76,761           --       44,922        8,437       21,648           4,877
Financial Officer         1993    101,315     57,195           --       18,000        6,750           --           3,233

Timothy J. O'Donovan      1995   $233,423   $ 98,138     $     --     $122,063       22,500     $107,924       $   7,123
Executive Vice President  1994    199,577    107,392           --      107,813       20,250       49,424           7,123
and Director              1993    173,128    114,132           --       36,000       13,500           --           7,026

-------------------------
(1) The values of restricted stock awards reported in this column are calculated using the closing market price of Common Stock on the date of grant. As of the end of Wolverine's 1995 fiscal year, each of the named executive officers held shares of restricted stock. Dividends will be paid on shares of restricted stock at the same rate dividends are paid on Common Stock. The number of shares of restricted stock held by each named individual and the aggregate value of those shares (as represented by the closing price of Common Stock on December 29, 1995) at the end of the Company's 1995 fiscal year, without giving effect to the diminution of value attributable to the restrictions on the stock, are set forth below:

                                             NUMBER                       AGGREGATE
                                            OF SHARES                       VALUE
                                            ---------                     ----------
            Mr. Bloom                         45,674                      $1,427,722
            Mr. Duffy                         13,405                         418,457
            Mr. Estes                         13,837                         433,236
            Mr. Gulis                          9,467                         296,403
            Mr. O'Donovan                     22,218                         695,215

     These numbers do not include the number or value of shares of restricted stock awarded during 1996 in connection with the Company's Long-Term Incentive Plan (1993-1995), the values of which are included in the amounts reported in the "LTIP Payout" column for each listed individual in this table.

(2) Under the Company's Long-Term Incentive Plan (1993-1995), amounts payable under the plan are paid (i) in cash equal to 50% of the amount payable, and
    (ii) in shares of restricted stock that have a market value, on the date the cash payment is made, equal to 140% of the remaining 50% payable under the plan. The dollar amounts reported in this column for 1995 reflect the cash payment and the market value of the shares of restricted stock on the date of payment. Shares of restricted stock are granted under the Company's existing plans that provide for such awards. The restrictions lapse with respect to one-third of the shares on each anniversary of the date of grant over a three-year period. Pursuant to the plan, the Company granted 25,158 shares of restricted stock to key management employees with respect to amounts payable under the plan for the three-year performance period ended December 30, 1995.


(3) The compensation listed in this column for 1995 consisted of: (i) Company contributions to the accounts of the named executive officers under Wolverine's 401(k) Savings Plan as follows: $3,750 for Mr. Bloom; $3,750 for Mr. Duffy; $3,750 for Mr. Estes; $3,750 for Mr. Gulis; and $3,750 for Mr. O'Donovan; and (ii) payments made by Wolverine for the premiums on certain life insurance policies as follows: $5,203 for Mr. Bloom; $2,418 for Mr. Duffy; $1,127 for Mr. Gulis; and $3,373 for Mr. O'Donovan. No payments of insurance premiums were made on behalf of Mr. Estes.


(4) Includes one-third of the outstanding principal balance ($34,330) of a three-year, interest-free loan made to Mr. Bloom pursuant to his amended and restated employment agreement which was forgiven by the Company because the Company achieved its targeted performance goals under the annual bonus plan.

(5) Includes imputed income from a three-year, interest-free loan made to Mr. Bloom pursuant to his amended and restated employment agreement ($8,516) and, because the Company achieved the performance goals necessary to permit payment of the maximum amount under the annual bonus plan during 1995, an amount to satisfy Mr. Bloom's tax liability ($28,603) associated with the forgiveness by the Company of one-third of the principal balance of such loan.


(6) As stipulated in Mr. Bloom's amended and restated employment agreement, the Company forgave the remaining principal balance ($105,465) of a loan made to Mr. Bloom to permit him to purchase shares of Common Stock, plus all accrued but unpaid interest ($2,896) associated with the principal balance forgiven. See the discussion of Mr. Bloom's amended and restated employment agreement on page 18 of this Proxy Statement.



(7) As stipulated in Mr. Bloom's amended and restated employment agreement, the Company forgave one-half of the principal balance ($105,465) of a loan made to Mr. Bloom to permit him to purchase shares of Common Stock, plus all accrued but unpaid interest ($12,443) associated with the principal balance forgiven. See the discussion of Mr. Bloom's amended and restated employment agreement on page 18 of this Proxy Statement.

STOCK OPTIONS

     The Company's stock option plans are administered by the Compensation Committee of the Board of Directors which has authority to determine the individuals to whom and the terms upon which options will be granted, the number of shares to be subject to each option and the form of consideration that may be paid upon the exercise of an option.

     The following tables set forth information regarding stock options granted to and exercised by the named executive officers during the fiscal year ended December 30, 1995:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS
----------------------------------------------------------------------------------
                                     PERCENT
                                    OF TOTAL                                             POTENTIAL REALIZABLE
                                     OPTIONS                                         VALUE AT ASSUMED ANNUAL RATES
                       NUMBER OF     GRANTED                 MARKET                   OF STOCK PRICE APPRECIATION
                       SECURITIES      TO                   PRICE PER                             FOR
                       UNDERLYING   EMPLOYEES   EXERCISE    SHARE ON                          OPTION TERM
                        OPTIONS     IN FISCAL   PRICE PER     GRANT     EXPIRATION   -----------------------------
        NAME           GRANTED(1)     YEAR        SHARE       DATE         DATE        0%         5%        10%
---------------------  ----------   ---------   ---------   ---------   ----------   -------   --------   --------
Geoffrey B. Bloom         6,450          2%      $ 14.71     $ 18.00      2/28/05    $21,231   $ 94,221   $206,186
                         33,750         12         18.08       18.08       3/8/05         --    383,689    972,268
Steven M. Duffy           8,250          3         18.08       18.08       3/8/05         --     93,791    237,665
V. Dean Estes            15,000          5         18.08       18.08       3/8/05         --    170,529    432,119
Stephen L. Gulis, Jr.     8,250          3         18.08       18.08       3/8/05         --     93,791    237,665
Timothy J. O'Donovan      2,250          1         14.71       18.00      2/28/05      7,406     32,868     71,925
                         20,250          7         18.08       18.08       3/8/05         --    230,214    583,361

-------------------------

(1) All options granted during 1995 are exercisable with respect to 25% of the shares on the date of grant and become exercisable in cumulative 25% installments on each anniversary date thereafter with full vesting occurring on the third anniversary date of the grant. Vesting may be accelerated upon certain events relating to a change in control of the Company. All options were granted for a term of ten years. Options terminate, with certain limited exercise provisions, in the event of death, retirement or other termination of employment. All options permit the option price to be paid by delivery of cash or, with the consent of the Compensation Committee, shares of the Company's Common Stock.


                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                             NUMBER OF                   UNDERLYING UNEXERCISED             IN-THE-MONEY
                              SHARES                   OPTIONS AT FISCAL YEAR-END    OPTIONS AT FISCAL YEAR-END
                            ACQUIRED ON     VALUE      ---------------------------   ---------------------------
           NAME              EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------  -----------   ----------   -----------   -------------   -----------   -------------
Geoffrey B. Bloom              88,612     $1,612,101      82,615         55,460      $1,808,683      $ 874,177
Steven M. Duffy                 5,568         77,765       6,284         12,514          92,413        196,502
V. Dean Estes                   1,875         29,115      33,329         18,983         757,934        285,454
Stephen L. Gulis, Jr.           1,712         26,259      12,295         12,092         237,713        186,638
Timothy J. O'Donovan            7,125        100,542      56,327         30,373       1,285,647        464,806

     The Company's employee loan program provides that an employee may borrow from the Company up to 95% of the option price to exercise options acquired under the Company's stock option plans. These loans bear interest at a rate equal to the greater of 6 1/2% per annum or the interest rate imputed by the Internal Revenue Service with interest payable quarterly. Principal is payable quarterly at the rate of 15% per annum, beginning five years after the date on which the option to which the loan relates is exercised. All loans are secured by a pledge of the Common Stock obtained upon exercise of the applicable option. Outstanding loan balances as of March 1, 1996, and, if higher, the maximum amount outstanding since January 1, 1995 (indicated in parentheses), for each of the named executive officers of the Company were as follows: Mr. Bloom, $0 ($83,600); Mr. Duffy, $22,655; Mr. Estes, $44,285 ($45,277); Mr. Gulis, $14,378;
and Mr. O'Donovan, $77,932 ($79,810).

LONG-TERM INCENTIVE AWARDS

     The Company has established the Long-Term Incentive Plan (1995-1997) pursuant to which the Company may award cash and shares of restricted stock to plan participants conditioned upon the achievement of certain corporate performance goals over a three-year performance period.

     The following table sets forth certain information concerning awards of long-term incentive compensation to the named individuals during the last fiscal year:

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR


                                                       PERFORMANCE
                                                        OR OTHER          ESTIMATED FUTURE PAYOUTS
                                       NUMBER OF         PERIOD          UNDER NON-STOCK-PRICE-BASED
                                        SHARES,           UNTIL                   PLANS(2)
                                       UNITS OR        MATURATION     ---------------------------------
              NAME                  OTHER RIGHTS(1)     OR PAYOUT     THRESHOLD     TARGET     MAXIMUM
---------------------------------   ---------------    -----------    ---------    --------    --------
Geoffrey B. Bloom                          50%           3 years      $123,553     $247,108    $370,661
Steven M. Duffy                            25            3 years        30,084       60,168      90,252
V. Dean Estes                              25            3 years        29,734       59,468      89,202
Stephen L. Gulis, Jr                       25            3 years        26,746       53,491      80,237
Timothy J. O'Donovan                       35            3 years        51,511      103,021     154,532


-------------------------
(1) Under the Company's Long-Term Incentive Plan (1995-1997), key management employees may earn incentive compensation based upon achievement of specified earnings per share ("EPS") over a three-year performance period. The numbers reported in the column under the heading "Number of Shares, Units or Other Rights" represent the percentage of each officer's average base salary during the three-year period that the officer will receive as bonus compensation under the plan if the specified EPS are achieved. These amounts were determined by the Compensation Committee. If higher or lower actual EPS are attained during the three-year performance period, the percentage of base salary to be received as bonus compensation by each officer will be correspondingly higher or lower. Bonuses are conditioned upon achieving a minimum or "threshold" EPS. Bonuses are also capped at a maximum amount and may not exceed 150% of the percentage of base salary reported under the heading "Number of Shares, Units or Other Rights" with respect to each participant. EPS goals were established by the Compensation Committee at the beginning of 1995 for the period ending on the last day of the Company's 1997 fiscal year. EPS goals are expressed as net earnings per share after taxes. For any bonuses to be paid, EPS in the third year of the performance period must equal at least 20% of the total EPS goal for the entire period.

(2) Under the plan, amounts earned as bonus compensation are calculated based on each participant's average annual base salary during the three-year performance period. For purposes of this table, the "Threshold," "Target" and "Maximum" amounts have been calculated using each named individual's base salary for 1995 as reported in the Summary Compensation Table, adjusted for cost of living increases in each successive year in the performance period which average 5.0% per year. Amounts payable under the plan are paid
    (i) in cash equal to 50% of the amount payable, and (ii) in shares of restricted stock that have a market value, on the date the cash payment is made, equal to 140% of the remaining 50% payable under the plan. The dollar amounts reported under the headings "Threshold," "Target" and "Maximum" reflect the value of the cash payment and the market value of restricted stock to be received on the date of payment. Shares of restricted stock are granted under the Company's existing plans that provide for such awards. The restrictions lapse with respect to one-third of the shares on each anniversary of the date of grant over a three-year period.

PENSION PLAN

     The Company has established a qualified pension plan covering most of the Company's salaried employees. The Internal Revenue Code of 1986, as amended (the "Code"), imposes certain limitations on the maximum amount of pension benefits payable under qualified plans. The Code also imposes a cap of $150,000 (subject to certain grandfather provisions for earnings accrued before January 1, 1994) on the amount of earnings which may be taken into account in determining benefits payable under qualified plans.

     The following table illustrates the estimated annual benefits payable under the pension plan for Wolverine's executive officers if they retire at age 65 at the annual levels of average remuneration and years of service indicated (computed on a straight life annuity basis without the reduction required by the plan for the Social Security Allowance received by participants in the plan and without regard to any accrued grandfathered benefit for earnings before January 1, 1994):

                               PENSION PLAN TABLE

                                                           YEARS OF SERVICE
                                ----------------------------------------------------------------------
AVERAGE REMUNERATION               10             15             20             25          30 OR MORE
--------------------            --------       --------       --------       --------       ----------
      $150,000                  $ 36,000       $ 54,000       $ 72,000       $ 90,000        $108,000

     Subject to the limitations imposed by the Code, the pension plan provides monthly benefits at normal retirement in an amount equal to the greater of: (i) $16.00 (increased from $15.00 effective January 1, 1996) times the participant's number of years of service up to 30 years; (ii) 1.6% of final average monthly remuneration times the participant's number of years of service up to 30 years; or (iii) for certain designated participants, 2.4% (for all individuals listed in the Summary Compensation Table) or 2.0% of final average monthly remuneration times the participant's number of years of service up to 30 years. Benefits are reduced by the Social Security Allowance as defined in the plan. Under the plan, benefits may be based upon an employee's "final average pay," which is defined as the average of the 48 highest consecutive months of employee earnings within the latest 120 calendar months. Except for the $150,000 cap imposed by the Code, the remuneration covered by the plan for an employee would be essentially equivalent to the sum of the amounts reported under the heading "Annual Compensation" in the Summary Compensation Table above.

     The pension plan provides that if the pension plan is terminated during any period beginning on a Restricted Date and ending two years later, surplus plan assets will be used to purchase retiree medical and life insurance in satisfaction of the Company's then outstanding obligations, if any, and will be paid pro rata to increase the benefits of plan participants, subject to legal limitations. If the pension plan is merged with, or the assets of the plan are transferred to, another plan, then (i) benefits will be fully vested; (ii) benefits will be increased as if the plan had been terminated; and (iii) benefits will be satisfied through the purchase of a guaranteed annuity contract. A Restricted Date is defined as the date any person or group acquires more than 50% of the voting stock of the Company in a transaction not approved by the Board of Directors, or the date during any two-year period on which individuals who at the beginning of the period constituted the Board of Directors (including any new director whose nomination or election was approved by two-thirds of the directors who were directors at the beginning of the period) cease for any reason to constitute a majority of the Board.

     As of December 31, 1995, the persons listed in the Summary Compensation Table had the following years of credited service under the plan: Mr. Bloom, 9 years; Mr. Duffy, 7 years; Mr. Estes, 20 years; Mr. Gulis, 10 years; and Mr. O'Donovan, 26 years.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


     In 1995, the Company adopted a new Supplemental Executive Retirement Plan ("SERP") to replace the deferred compensation agreements entered into between the Company and certain key employees, including those listed in the Summary Compensation Table, except that an executive covered by a deferred compensation agreement will always be entitled to a benefit under the SERP at least equal to what he or she would have received under the deferred compensation agreement.

     Under the SERP, a participating executive will be eligible for an annual supplemental benefit once he or she has completed five years of service after becoming a participant in the SERP (or, for those executives already covered by a deferred compensation agreement, five years after entering into the deferred compensation agreement); alternatively, a participating executive will be eligible for a benefit with less than five years of service if he or she retires at or after age 65. The supplemental benefit is equal to the difference between the executive's retirement benefit under the Company's qualified pension plan and an amount equal to a designated percentage of the executive's average compensation multiplied by the executive's years of service with the Company (up to 25 years). The designated percentage is either 2.4% for each year of service (including all of the individuals listed in the Summary Compensation Table), or 2% per year of service. "Average Compensation" is the average of the executive's annual compensation for the four consecutive highest compensation years out of the last ten years of the executive's employment. Average Compensation does not include payments under the long-term (three-year) incentive bonus plan or severance payments. For this purpose, Average Compensation does not vary significantly from the amounts shown under the caption "Annual Compensation" in the Summary Compensation Table above.

     A retired participating executive may draw the full benefit beginning at age 65. A participating executive who has ten years of service may elect to begin receiving a reduced benefit at or after age 55. The reduction factor is 4% for each year prior to age 60, and 2% for each year between age 60 and age 65. The SERP provides for a disability benefit equal to 60% of the supplemental retirement benefit (based on the executive's years of service at the date of disability). A disabled executive is still eligible for a supplemental retirement benefit beginning at age 65, based on all years of service (including years during which the executive was receiving a disability benefit). The SERP also provides for a death benefit to the executive's designated beneficiary if the executive dies before retiring. The death benefit is a lump sum equal to the present value of the benefit the executive could have received beginning at age 65, based on his or her years of service up to the date of death.


     Benefits under the plan are subject to forfeiture if the executive's employment is terminated for serious misconduct, if the executive competes with the Company, or if the Company cannot collect under an insurance policy purchased to fund plan benefits for certain reasons. If, within two or three (for all individuals listed in the Summary Compensation Table) years after a "change in control" the executive resigns for "good reason" or is terminated by the Company (other than for "cause," or due to death or "disability" as defined in the SERP), the executive will be entitled to a lump sum payment equal to 125% of the present value of the benefit payments for which the executive would have been eligible if the executive had retired at age 55 (or at his or her actual age, if greater than age 55), without the 2%/4% early retirement reduction factors, but based on years of service at the actual date of termination. For purposes of the SERP, "change in control" is defined as (i) the failure of the individuals who were directors at the time the SERP was adopted and those whose election or nomination to the Board of Directors was approved by a three-quarters vote of the directors then still in office who were directors at the time the SERP was adopted, or whose election or nomination was so approved, to constitute a majority of the Board of Directors; (ii) the acquisition by certain persons or groups of 20% or more of the Company's Common Stock or combined outstanding voting power (excluding certain transactions); (iii) the approval by the stockholders of a reorganization, merger or consolidation (excluding certain permitted transactions); or (iv) the approval by the stockholders of a complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company (excluding certain permitted transactions).


     The Company may terminate the plan or stop further accrual of plan benefits for a participating executive at any time, but termination does not affect already accrued benefits.

                EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT
                       AND CHANGE IN CONTROL ARRANGEMENTS

     Mr. Bloom's Agreement. On April 27, 1993, the Company entered into an amended and restated employment agreement (the "Employment Agreement") with Mr. Bloom to employ him as President and Chief Executive Officer until April 30, 1997, with a provision for automatic renewal until April 30, 2000, unless a one-year prior notice of non-renewal is given by the Company. Under the Employment Agreement, Mr. Bloom is to receive a salary of not less than $330,000 per year, a leased vehicle, the benefits of a term life insurance policy in the amount of $500,000 and other benefits normally provided by the Company to top-level executives. Because Mr. Bloom did not terminate his employment before January 1, 1994, the Company on January 1, 1994, forgave one-half of the principal balance ($105,465) of a loan, plus accrued interest on that balance ($12,443), made to Mr. Bloom to permit him to exercise an option to purchase shares of Common Stock. Because Mr. Bloom did not voluntarily terminate his employment prior to May 8, 1994, the Company forgave the remainder of the total outstanding principal balance ($105,465), plus accrued interest ($2,896). Under the Employment Agreement, the Company was required to provide to Mr. Bloom a three-year, interest-free loan in an amount equal to the federal and state withholding taxes resulting from each forgiveness. The Compensation Committee approved a bonus plan for Mr. Bloom in 1995 under which one-third of the principal balance of this loan will be forgiven in 1996, 1997 and 1998 if the Company achieves its targeted performance goals under the annual bonus plan in 1995, 1996 and 1997, respectively, and the Company will pay Mr. Bloom an amount to satisfy Mr. Bloom's tax liability with respect to each such forgiveness if the Company achieves the performance goals necessary to permit payment of the maximum amount under the annual bonus plan in 1995, 1996 and 1997, respectively. The total principal balance outstanding under this loan at March 1, 1996 was $68,661 (excluding the amount the Company is required to forgive because the target performance goals were achieved in 1995 as reported in the Summary Compensation Table) and the largest aggregate amount outstanding under this loan since January 1, 1995 was $102,991.

     If the Employment Agreement is not renewed or Mr. Bloom is terminated other than for Cause (as defined in the Employment Agreement), the Employment Agreement requires Wolverine to pay to Mr. Bloom, in addition to normal salary and bonuses through the date of termination or non-renewal, a lump sum equal to two times Mr. Bloom's then current salary. In addition, Mr. Bloom will be credited with three additional years of benefit service for purposes of computing his benefits under the pension plan. Mr. Bloom may elect to commence payments of the pension benefits upon attaining age 58. If Mr. Bloom is terminated other than for Cause, then Mr. Bloom will be entitled to up to twelve months' benefits under all employee benefit programs. Payments described in this paragraph are not subject to mitigation under the Employment Agreement.

     In addition, if Mr. Bloom's employment is terminated by the Company other than for Cause, Retirement or Disability, or by Mr. Bloom for Good Reason (all as defined in the Employment Agreement), then Mr. Bloom will receive upon termination, in addition to normal salary and bonuses earned through the date of termination: (i) cash equal to the present value of his then current salary (plus bonus) which would have been payable through April 30, 1997; (ii) a lump sum in cash equal to 150% of the value of the difference between the market price of Common Stock (or, if higher, the highest price paid in connection with any change in control of the Company) and the exercise prices of options (other than incentive stock options granted after May 8, 1992) then held by Mr. Bloom, whether or not fully exercisable, and 100% of the difference between the market price and exercise prices of any incentive stock options granted after May 8, 1992, that are or would be exercisable by Mr. Bloom before April 30, 1997; (iii) reimbursement for relocation expenses and legal fees, and indemnity against loss in the sale of Mr. Bloom's principal residence; (iv) a cash payment at Mr. Bloom's retirement age equal to the actuarial value of the retirement pension to which Mr. Bloom would have been entitled (without regard to vesting requirements) had he accrued three additional years of service with the Company, plus the amount awarded to Mr. Bloom during the year most recently ended reduced by the single sum actuarial equivalent of any amounts to which he is entitled under the normal retirement plans and programs of the Company; and (v) outplacement services paid for by the Company. Although the Company believes that none of these payments would constitute "parachute payments" under Section 280G of the Code, the payments will be reduced and/or deferred to the extent they constitute "parachute payments."

     Except as described above, the Employment Agreement requires Mr. Bloom to mitigate payments under the agreement in accordance with law. However, Mr. Bloom need not actively seek employment, accept employment outside the West Michigan area, or accept employment which is not substantially equivalent in all material respects to his position with the Company in connection with his obligation to mitigate payments.

     Severance Agreements. Pursuant to individual agreements with the Company, Messrs. Duffy, Estes, Gulis and O'Donovan, and certain other executive officers, will receive compensation in the event of termination of their employment following a change in control of the Company, unless: (i) the termination of the officer is due to death or retirement in accordance with Company policy or as otherwise agreed; (ii) the termination is by the Company for cause or disability; or (iii) the termination is by resignation of the officer for other than Good Reason. Good Reason is defined in the agreements to include, among other things, the assignment of duties inconsistent with the officer's status as a senior executive officer of the Company or the duties performed by the officer immediately before a change in control, a reduction in the officer's annual base salary, or relocation of the officer.

     The compensation payable in the event of such a termination after a change in control includes: (i) cash equal to two times the officer's annual salary, including bonus; (ii) cash equal to 150% of the difference between the market price of Common Stock (or, if higher, the highest price paid in connection with any change in control of the Company) and the exercise prices of unexercised stock options granted to the officer (other than incentive stock options granted after the date of the officer's agreement), and 100% of the difference between the market price and exercise prices of incentive stock options granted to the officer after the date of the agreement which are then exercisable; (iii) relocation expenses, legal fees and indemnity against loss in the sale of the officer's principal residence; (iv) up to two years' benefits under all employee benefit programs; (v) a cash payment at the officer's retirement age equal to the actuarial value of the retirement pension to which the officer would have been entitled (without regard to vesting requirements) had he or she accrued three additional years of service with the Company, plus the amount awarded to the officer during the year most recently ended reduced by the single sum actuarial equivalent of any amounts to which the officer is entitled under the normal retirement plans and programs of the Company; and (vi) outplacement services paid for by the Company. In all of the severance agreements, the officer has no requirement to mitigate the payments by seeking employment, but the compensation to be paid during the fourth and later months after termination will be reduced to the extent of any compensation earned by the officer during the applicable period. The agreements contain a clause limiting payments to those that are deductible by the Company under the Code.

     A change in control is defined in the agreements to include a change in control as set forth in the proxy rules issued under the Exchange Act, the acquisition of 25% or more of the Common Stock of the Company by any person or group of persons acting together, or a change during any two-year period in a majority of the Board of Directors of the Company unless each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     Stock Plan Provisions. The Company has granted certain stock options and awarded shares of restricted stock that are subject to accelerated vesting upon a change in control of the Company. The options include options issued under the Company's 1988 Stock Option Plan (the "1988 Plan"), 1993 Stock Incentive Plan (the "1993 Plan"), and 1995 Stock Incentive Plan (the "1995 Plan"), and the shares of restricted stock include shares awarded under the 1984 Executive Incentive Stock Purchase Plan (the "1984 Plan"), the 1993 Plan and the 1995 Plan.


     Under the stock option agreements entered into between the Company and participants in the 1988 Plan, the 1993 Plan and the 1995 Plan, 25% of each option generally becomes exercisable on the date of grant and the remainder becomes exercisable at the rate of 25% of the option per year following the date of grant. However, the stock option agreements also provide that all options granted under the 1988 Plan become immediately exercisable in the event of a change in control of the Company.

     The 1984 Plan, the 1993 Plan and the 1995 Plan provide for restricted stock awards. Except for shares awarded in connection with payment of bonuses under the long-term (three-year) incentive bonus plan, the restrictions on 25% of the shares received pursuant to an award normally lapse on the third anniversary of the date of the award, with an additional 25% of the restrictions lapsing on the fourth anniversary and the remaining restrictions lapsing on the fifth anniversary. With respect to shares awarded in connection with the long-term (three-year) incentive bonus plan, the restrictions on one-third of the shares received pursuant to an award lapse on each anniversary of the date of the award over a three-year period. The restricted stock agreements entered into with employees under these plans provide that all restrictions on restricted stock will lapse upon certain terminations of employment within a five-year period after a change in control.


     A change in control is defined in the agreements under the 1984 and 1988 Plans to include a change of control as set forth in the proxy rules issued under the Exchange Act, the acquisition of 25% or more of the Common Stock of the Company by any person or group of persons acting together, or a change during any two-year period in a majority of the Board of Directors of the Company unless each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. The definition of change in control under the 1993 Plan differs from the definition of that term in the agreements under the 1984 and 1988 Plans in that a change in control is considered to have occurred upon the acquisition of 20% or more (rather than 25%) of the Company's Common Stock, and the definition includes the sale, lease, exchange or other transfer of substantially all of the Company's assets to, or the merger or consolidation of the Company with, a corporation that is not controlled by the Company. Under the 1995 Plan, a change in control is defined as (i) the failure of the individuals who were directors at the time the 1995 Plan was adopted and those whose election or nomination to the Board of Directors was approved by a two-thirds vote of the directors then still in office who were directors at the time the 1995 Plan was adopted to constitute a majority of the Board of Directors; (ii) the acquisition by certain persons or groups of 20% or more of the Company's Common Stock; (iii) the approval by the stockholders of a reorganization, merger or consolidation (except with certain permitted entities); or (iv) the approval by the stockholders of a complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company (other than to certain permitted entities).



     Other Plans and Agreements. Severance agreements with various executive officers (described above) provide for cash payments in lieu of outstanding options if a change in control of the Company occurs. In addition, the SERP (described above) provides for certain benefits and payments if a change in control of the Company occurs.


     Benefit Trust Agreement. In May, 1987, the Company established a Benefit Trust (the "Trust") to assure that payments to employees under the employment agreements and severance agreements described above and deferred compensation agreements with certain employees (collectively, the "Agreements") will not be improperly withheld after a change in control of the Company as defined in the agreement establishing the Trust. Under the Trust, upon the occurrence of a Potential Change in Control (as defined in the Trust agreement), the Company will deliver to the trustee, to be held in trust, cash, marketable securities or insurance equal to an amount determined by the Company to have a fair market value, together with any existing amounts in the trust, equal to the value of the benefits due to employees under the Agreements given certain assumptions set forth in the Trust. Additional terms of the Trust provide for the return of the property to the Company upon written request before a change in control or automatically if no change in control has occurred within six months after funding upon a Potential Change in Control. The Company has transferred to the Trust insurance policies on the lives of certain key employees.

     Indemnity Agreements. The Company has entered into indemnity agreements with Messrs. Bloom, Duffy, Estes, Gulis and O'Donovan, and with each director and officer of the Company (collectively, "Executives"). The indemnity agreements indemnify each Executive against all expenses incurred in connection with any action or investigation involving the Executive by reason of his or her position with the Company (or with another entity at the Company's request). The Executives will also be indemnified for costs, including judgments, fines and penalties, indemnifiable under Delaware law or under the terms of any current or future liability insurance policy maintained by the Company that covers the Executives. An Executive involved in a derivative suit will be indemnified for expenses and amounts paid in settlement. Indemnification is dependent in every instance on the Executive meeting the standards of conduct set forth in the indemnity agreements. If a potential change in control occurs, the Company will fund a trust to satisfy its anticipated indemnification obligations.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") develops and recommends to the Board of Directors the executive compensation policies of the Company. The Committee also administers the Company's compensation plans and recommends for approval by the Board of Directors the compensation to be paid to the Chief Executive Officer and, with the advice of the Chief Executive Officer, the other executive officers of the Company. The Committee consists of four directors, none of whom is a current or former employee of the Company or its subsidiaries.

     The Company has engaged an independent compensation consulting firm to assist the Committee in formulating Wolverine's compensation policies and to provide advice to the Committee concerning specific compensation packages and appropriate levels of executive compensation. The firm was also retained to provide specific advice concerning the employment and transition agreement with Mr. Gleason and the employment agreement with Mr. Bloom.

     The basic compensation philosophy of the Committee and the Company is to provide competitive salaries as well as incentives to achieve superior financial performance. The Company's executive compensation policies are designed to achieve four primary objectives:

     -- Attract and retain well-qualified executives who will lead the Company and achieve and inspire superior performance;

     -- Provide incentives for achievement of specific short-term individual, business unit and corporate goals;

     -- Provide incentives for achievement of longer-term financial goals; and

     -- Align the interests of management with those of the stockholders to encourage achievement of continuing increases in stockholder value.

     Executive compensation at Wolverine consists primarily of four components: base salary and benefits; amounts paid (if any) under the annual bonus plan; amounts paid (if any) under the long-term (three-year) incentive bonus plan; and participation in the Company's stock option and equity-based incentive plans. Each component of compensation is designed to accomplish one or more of the four compensation objectives.

     The participation of specific executive officers and other key employees in the annual bonus plan, the long-term (three-year) incentive bonus plan and the stock option and equity-based incentive plans of the Company is recommended by management, and all recommendations (including the level of participation) are reviewed, modified (to the extent appropriate) and approved by the Committee. Senior executive officers are normally eligible to receive a greater percentage of their compensation in the form of awards under these incentive plans to reflect the Committee's belief that the percentage of an executive's total compensation that is "at risk" should increase as the executive's corporate responsibilities increase.

     Section 162(m) of the Code provides that publicly held companies may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exemptions. The Committee plans to review the Company's compensation policies during 1996, and to propose appropriate modifications, if any, to the Company's compensation plans and policies with a view toward implementing the Company's compensation policy in a manner that reflects due consideration of Section 162(m) and recently adopted Internal Revenue Service regulations. The Committee and the Board of Directors view Section 162(m) as a consideration but not a constraint on compensation policy.

BASE SALARY

     To attract and retain well-qualified executives, it is the Committee's policy to establish base salaries at levels and provide benefit packages that are considered to be competitive. Base salaries of senior executives are determined by the Committee by comparing each executive's position with similar positions in companies of similar type, size and financial performance. The Committee uses surveys provided by the compensation consulting firm to make this comparison. Although some of the companies included in the peer indices used in the graph of cumulative total stockholder return are among the companies included in the surveys, the surveys are not limited to those companies since the Company competes for talent with a wide range of corporations. In general, the Committee has targeted salaries to be at the median of base salaries paid for comparable positions by companies included in the surveys provided by the compensation consulting firm. Other factors considered by the Committee are the executive's performance, the executive's current compensation, the competitive marketplace, and the Company's or the applicable business unit's performance (determined by reference to pre-tax levels of profit and levels of sales). Although the Committee does not give specific weight to any particular factor, the most weight is given to the executive's performance (in determining whether to adjust significantly above or below the current salary level) and a significant but lesser weight is generally given to the comparative survey data. In general, base salaries for the Company's executive officers during 1995 were equal to or slightly below the median of salaries paid by companies included in the surveys. The 1995 average base salary of senior executives increased 12.9% over the previous year's level as a result of a combination of factors, including improved individual performance, improved or continued excellent performance by the applicable business unit (and Company), promotions, increased responsibilities and adjustments obligated by employment agreements.

ANNUAL BONUS PLAN

     To provide incentives and rewards for achievement of short-term individual and business unit goals, the annual bonus plan is designed to provide key employees with the opportunity for bonuses based on each employee's performance and the performance of the business unit to which the employee is assigned. In the case of senior executive officers, the bonus is based on the achievement of individual performance goals (30% weighting) and the performance of the Company and/or the applicable operating unit as a whole (70% weighting). Individual performance goals for senior executive officers are tailored to each individual's position and duties, and vary in terms of number, scope and substance among the eligible executives. Individual performance goals for senior executive officers are recommended by management, are reviewed, modified (to the extent appropriate) and approved by the Committee, and are then reviewed with each employee. The performance goals for each business unit and the Company as a whole relate to the achievement of predetermined pre-tax levels of profit (70% to 100% weighting for a business unit and 80% weighting for the Company), sales (0% to 20% weighting for a business unit and 20% weighting for the Company) and, with respect to a business unit, other specified goals (0% to 10% weighting). Company and business unit goals are established before the start of each year and are reviewed and approved by the Committee. Awards under the annual bonus plan are based on a percentage of earned salary. Bonuses are conditioned on achieving minimum or "threshold" goals. Bonuses are also capped at a maximum amount (200% of target) and may not exceed specified levels. The two primary measures of corporate performance, pre-tax levels of profit (which is given much more weight than any other factor) and levels of sales, both significantly exceeded the targeted levels for 1995. During fiscal year 1995, executive officers were targeted to receive from 20% to 40% of their annual salaries in bonus compensation. In determining these percentages, the Committee considered each executive's position, competitive incentives, and the executive's aggregate incentive compensation potential under all of the Company's plans. The percentages are generally higher for more senior executives to reflect their greater influence on profits and to put a larger percentage of their total potential cash compensation "at risk." Because the two primary measures of corporate performance under the plan significantly exceeded the targeted levels for 1995, senior executives generally received bonuses at levels that were at or near the upper end of the range established by the Committee.

LONG-TERM (THREE-YEAR) INCENTIVE BONUS PLAN

     To provide incentives and rewards for longer-term planning and decision making and the achievement of longer-term corporate performance goals, the long-term (three-year) incentive bonus plan provides the opportunity for additional compensation based upon the achievement of aggressive Company financial performance goals over a three-year period. The primary purposes of this plan are to provide a significant incentive to substantially improve the longer-term earnings performance of the Company and to foster cooperation among all business units. The target financial performance goals are ambitious in nature since they are set above budget and generally provide a significant challenge to management. Goals are recommended by management and reviewed, modified (to the extent appropriate) and approved by the Committee prior to the start of each performance period. Performance periods begin every fiscal year and end three full fiscal years later. For the 1995-1997 performance period and prior periods, the Company used earnings per share ("EPS") goals.

     Awards under this plan are based on a percentage of average base salary during the three-year period. If higher or lower actual EPS are achieved during the three-year performance period, the percentage of base salary to be received as bonus compensation by each officer will be correspondingly higher or lower. Bonuses are conditioned upon achieving a minimum or "threshold" EPS. Bonuses are also capped at a maximum amount and may not exceed 150% of the targeted percentage of base salary with respect to each executive. For the 1995-1997 performance period, executive officers are targeted to receive from 20% to 50% of their base salaries in bonus compensation. In determining the percentages, the Committee considered the factors discussed above in connection with the annual bonus plan and each executive's capacity to affect the long-term performance of the Company. Because EPS significantly exceeded the targeted levels for the 1993-1995 performance period, senior executives generally received bonuses at levels that were at or near the upper end of the range established by the Committee.

     Under the Company's long-term (three-year) incentive bonus plan, amounts payable under the plan are paid (i) in cash equal to 50% of the amount payable, and (ii) in shares of restricted stock that have a market value, on the date the cash payment is made, equal to 140% of the remaining 50% payable under the plan. Shares of restricted stock are granted under the Company's existing plans that provide for such awards. The restrictions lapse with respect to one-third of the shares on each anniversary of the date of grant over a three-year period. Pursuant to the plan, the Company granted 25,158 shares of restricted stock to key management employees with respect to amounts payable under the plan for the three-year performance period ended December 30, 1995.

STOCK OPTIONS AND EQUITY-BASED INCENTIVE PLANS

     Awards under the Company's stock option and equity-based incentive plans are designed to encourage long-term investment in the Company by participating executives, more closely align executive and stockholder interests, and reward executives and other key employees for building stockholder value. The Committee believes stock ownership by management is beneficial; stock awards have been granted by the Company to executives and other key employees pursuant to various equity-based plans for several decades. The Committee administers all aspects of these plans and reviews, modifies (to the extent appropriate) and approves management's recommendations for awards.

     Under the Company's plans that provide for awards of restricted stock, all of which have been previously approved by the stockholders, the Committee may grant to executives and other key employees shares of restricted stock or rights to purchase stock at a minimum price equal to the par value of the stock. These shares are subject to certain restrictions that, except for shares awarded in connection with the long-term (three-year) incentive bonus plan described above, generally lapse over a period of five years from the date of grant.

     Under the Company's stock option plans, all of which have been previously approved by the stockholders, the Committee may grant to executives and other key employees options to purchase shares of stock, as well as stock appreciation rights and tax benefit rights. The Company has never granted stock appreciation rights or tax benefit rights under its existing plans and has no present intent of so doing. The Committee reviews, modifies (to the extent appropriate) and approves the recommendations of management as to the key employees to be granted options and the amount, timing, price and other terms of the options. Most of the options granted have been "incentive stock options" within the meaning of the Code, with an exercise price equal to the market price of Common Stock on the date of the grant. The Committee may, however, grant options with an exercise price above or below the market price on the date of grant.

     In determining the number of shares of restricted stock and/or the number of options to be awarded to an executive, the Committee considers a formula recommended by the compensation consulting firm which takes into consideration the levels of responsibility and compensation. The Committee also considers the recommendations of management (except for awards to the Chief Executive Officer), the individual performance of the executive, and the number of shares or other compensation awarded to executives at other companies. Generally, both the number of shares granted and their proportion relative to the total number of shares granted increase corresponding to the level of an executive's responsibility. Although the Committee may also consider the number of shares of restricted stock and/or options already held by an executive, this factor is not considered to be particularly important by the Committee in determining the amounts of awards.

CHIEF EXECUTIVE OFFICER

     The Chief Executive Officer's compensation is based upon the policies and objectives discussed above. The Chief Executive Officer, however, has a higher percentage of total cash compensation "at risk" because a larger percentage of potential cash compensation is based upon the annual bonus and long-term (three-year) incentive bonus plans described above.


     Effective April 27, 1993, the Company executed an amended and restated employment agreement (the "Employment Agreement") with Mr. Bloom which provides for his continued service to the Company through April 30, 1997, as President and Chief Executive Officer. The Employment Agreement is also described on page 18 of this Proxy Statement under the heading "Employment Agreements, Termination of Employment and Change in Control Arrangements."



     Under the Employment Agreement, Mr. Bloom will receive an annual base salary of at least $330,000 effective April 27, 1993, through April 30, 1997, and if the Employment Agreement is renewed thereafter, through April 30, 2000. Mr. Bloom will be entitled to participate in the pension plan and the annual bonus and long-term (three-year) incentive bonus plans, and to receive fringe benefits similar to those provided to senior executives of the Company through the term of the Employment Agreement and any renewal period.


     Mr. Bloom's 1995 base salary was established consistent with the Employment Agreement. In setting Mr. Bloom's base salary and total annual cash compensation, the Committee was advised by the compensation consulting firm and compared Mr. Bloom's cash compensation with that of chief executive officers in companies of similar general type and size. Mr. Bloom's base salary is generally targeted by the Committee to be approximately equal to the median of salaries paid to chief executive officers by companies included in the survey group. Mr. Bloom's base salary for 1995 increased 9.6% above his 1994 level, primarily due to the exceptional performance of the Company during the past year which the Committee believed was significantly due to his leadership.


     Mr. Bloom's annual incentive bonus under the annual bonus plan is based upon corporate performance goals (70% weighting) and individual performance goals (30% weighting). The target annual bonus award for Mr. Bloom was 40% of base salary. Mr. Bloom's annual bonus was subject to achievement of minimum goals, and his threshold bonus at this level would have been 20% of base salary. Mr. Bloom's bonus was also capped at 80% of base salary. Corporate performance goals in 1995 were based on the Company's achievement of predetermined pre-tax levels of profit (approximately 64% weighting) and sales (16% weighting). Pre-tax earnings from continuing operations for the 1995 fiscal year increased by 34.2% over the 1994 fiscal year. Sales also increased substantially for the 1995 fiscal year over 1994 levels. As to his individual performance goals, Mr. Bloom was rated extremely high by the Committee. Because of these increases and factors, the annual bonus paid to Mr. Bloom was at the upper end of the possible range.


     As required by the Employment Agreement, because Mr. Bloom did not terminate his employment before January 1, 1994, the Company on January 1, 1994, forgave one-half of the principal balance ($105,465) of a loan, plus accrued interest on that balance ($12,443), made to Mr. Bloom to permit him to exercise an option to purchase shares of Common Stock. Also as required by the Employment Agreement, because Mr. Bloom did not voluntarily terminate his employment prior to May 8, 1994, the Company forgave the remainder of the total outstanding principal balance ($105,465) under that loan, plus accrued interest ($2,896). Under the Employment Agreement, the Company was required to provide to Mr. Bloom a three-year, interest-free loan in an amount equal to the federal and state withholding taxes resulting from each forgiveness. The Committee approved a bonus plan for Mr. Bloom in 1995 under which one-third of the principal balance of this loan will be forgiven in 1996, 1997 and 1998 if the Company achieves its targeted performance goals under the annual bonus plan in 1995, 1996 and 1997, respectively, and the Company will pay Mr. Bloom an amount to satisfy Mr. Bloom's tax liability with respect to each such forgiveness if the Company achieves the performance goals necessary to permit payment of the maximum amount under the annual bonus plan in 1995, 1996 and 1997, respectively. The Company is required to forgive one-third of this balance because the target performance goals were achieved in 1995.

     Mr. Bloom's long-term (three-year) incentive bonus award is based upon ambitious financial performance goals for the Company expressed in terms of targeted earnings per share. The target bonus for Mr. Bloom was 50% of average annual base salary for the 1995-1997 plan period. The bonus payout for Mr. Bloom can range from 0% -150% of the target bonus. The Company paid $321,114 to Mr. Bloom pursuant to the 1993-1995 long-term (three-year) incentive bonus plan since the Company did achieve its financial performance goals for the bonus period. The dollar value of this payment reflects cash paid to Mr. Bloom for 50% of the amount payable under the plan and the market value of shares of restricted stock granted in payment of the remaining 50% payable under the plan.

     In 1995, Mr. Bloom was awarded 11,250 shares of restricted stock (excluding shares awarded in connection with the 1993-1995 long-term (three-year) incentive bonus plan discussed above) and options to purchase an additional 40,200 shares of Common Stock. The amounts of these awards were determined by the Committee considering the formula and factors discussed above.

     During 1995, Mr. Bloom's base salary was slightly below the median of base salaries paid by companies included in the survey group to chief executive officers. Had the Company only achieved targeted performance goals for 1995, Mr. Bloom's salary combined with his targeted bonus would have been slightly below the median of salary and bonus paid by companies included in the survey group. Because the Company had an exceptional year and significantly exceeded targeted performance during 1995, Mr. Bloom's salary and bonus in the aggregate were above the median. Mr. Bloom's total compensation for 1995 (salary, bonus and long-term incentives combined) exceeded the median paid by companies included in the survey group primarily due to the strong performance of the Company.

     All recommendations of the Committee attributable to 1995 compensation were unanimous and were approved and adopted by the Board of Directors without modification.

                                          Respectfully submitted,

                                          Daniel T. Carroll, Chairman
                                          David P. Mehney
                                          Joseph A. Parini
                                          Elizabeth A. Sanders

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1995, the Company engaged N. W. Ayer & Partners to perform public relations and marketing and advertising services. The Company paid $1,110,065 to
N. W. Ayer & Partners representing fees and expenses. The Company also paid $3,891,823 to N. W. Ayer & Partners in its capacity as paying agent in connection with the placement of certain advertising, which was then disbursed by N. W. Ayer & Partners to various media. Ms. Joan Parker, a director of the Company, was Executive Vice President and a director of N. W. Ayer & Partners and Executive Vice President and Managing Director of the Ayer Public Relations Division of N. W. Ayer & Partners until September, 1995. The Company engaged Parker & Associates, a firm in which Ms. Parker was the sole proprietor, to perform public relations and marketing services upon her departure from N. W. Ayer & Partners. During 1995, the Company paid $67,281 to Parker & Associates representing fees and expenses for these services. After Ms. Parker joined J. Walter Thompson, an international advertising agency, the Company engaged J. Walter Thompson to perform public relations and marketing and advertising services. The Company anticipates that during the 1996 fiscal year it will make payments to J. Walter Thompson of approximately $505,000 representing fees and expenses for these services.


     In 1989, Wolverine entered into a license agreement with Grimoldi, S.A., an Argentinean corporation of which Mr. Alberto Grimoldi, a director of Wolverine, is a large shareholder, to renew a licensing relationship that had existed for approximately 10 years. The license agreement grants to Grimoldi, S.A. the right to manufacture and the exclusive rights to distribute and sell Hush Puppies(R) brand footwear products in Argentina under Wolverine's standard terms and conditions for all international licenses. In 1994, Wolverine and Grimoldi, S.A. executed a similar license agreement that grants similar rights with respect to Brazil. Under these licenses, Grimoldi, S.A. pays to Wolverine royalties and certain sublicense fees based on Grimoldi, S.A.'s sales of Hush Puppies(R) brand footwear products in Argentina and Brazil. The royalties and sublicense fees due to Wolverine on Grimoldi, S.A.'s 1995 sales of Hush Puppies(R) brand footwear products totaled $1,151,366 and have been invoiced or paid in accordance with Wolverine's customary terms and practices.


     In August 1994, Wolverine and Grimoldi, S.A. entered into a license agreement that grants to Grimoldi, S.A. similar rights with respect to Wolverine(R) and Wolverine Wilderness(R) brand footwear products in Argentina. Under this footwear license, Grimoldi, S.A. pays to Wolverine royalties based on the factory cost of products purchased from Wolverine or a third party manufacturer, or Grimoldi, S.A.'s sales in the case of footwear products manufactured by Grimoldi, S.A. Also in August 1994, Wolverine entered into a distribution agreement with Grimoldi, S.A. appointing Grimoldi, S.A. to serve as Wolverine's exclusive distributor for Caterpillar(R) brand footwear products in Argentina. Under the distribution agreement, Grimoldi, S.A. pays to Wolverine a service fee based on the cost of each pair of Caterpillar(R) brand footwear products purchased by Grimoldi, S.A. Under this agreement, Grimoldi, S.A. paid service fees in 1995 to Wolverine totaling $138,186. These agreements were made under standard terms and conditions applicable to all international licenses and distributors, respectively, and all payments due under these agreements were invoiced or paid in accordance with Wolverine's customary terms and practices.

     In the ordinary course of their business, Wolverine and its subsidiaries sell footwear for resale, samples, components of footwear products (such as leather and shoe soles), advertising materials and miscellaneous items to licensees, distributors and customers. In 1995, purchases of such items by Grimoldi, S.A. totaled $290,902 (including any applicable sublicense fees for products containing licensed proprietary technology). All of these purchases were made pursuant to Wolverine's customary trade terms and were invoiced or paid in accordance with Wolverine's customary payment terms and schedules applicable to all licensees, distributors and customers.

     All of the transactions described above occurred pursuant to continuing contractual arrangements between Wolverine and Grimoldi, S.A. Wolverine expects similar transactions to occur between Grimoldi, S.A. and Wolverine and its subsidiaries during 1996.

                     SECTION 16(A) REPORTING DELINQUENCIES


     Section 16(a) of the Exchange Act requires Wolverine's directors and officers and persons who beneficially own more than 10% of the outstanding shares of Common Stock to file reports of ownership and changes in ownership of shares of Common Stock with the Securities and Exchange Commission. Directors, officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all
Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for the 1995 fiscal year, Wolverine believes that its directors and officers complied with all applicable filing requirements during the Company's last fiscal year, except that one report for Mr. Duffy covering one transaction was filed late.


                             SELECTION OF AUDITORS

     Subject to the approval of stockholders, the Board of Directors has reappointed the firm of Ernst & Young LLP as independent auditors of the Company for the current fiscal year.

     Ernst & Young LLP, certified public accountants, has audited the financial statements of the Company and its subsidiaries for the fiscal year ended December 30, 1995. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

              YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
             RATIFICATION OF THE REAPPOINTMENT OF ERNST & YOUNG LLP

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1997 annual meeting of stockholders must be received by the Company not later than November 15, 1996, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals of stockholders should be made in accordance with Securities and Exchange Commission Rule 14a-8 and should be addressed to the attention of the Secretary of the Company, 9341 Courtland Drive, N.E., Rockford, Michigan 49351.

                            SOLICITATION OF PROXIES

     Solicitation of proxies will be made initially by mail. In addition, directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone, facsimile or personally without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. The Company will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy material to beneficial owners. Wolverine has engaged Corporate Investor Communications, Inc. at an estimated cost of $8,000, plus expenses and disbursements, to assist in solicitation of proxies.


                                          By Order of the Board of Directors


                                          Blake W. Krueger
                                          Blake W. Krueger, General Counsel and
                                          Secretary

March 15, 1996

                                 WOLVERINE LOGO

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

PROXY                                                                                                                PROXY
                                                    WOLVERINE WORLD WIDE, INC.
                                                    9341 COURTLAND DRIVE, N.E.
                                                     ROCKFORD, MICHIGAN 49351

                                    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholder hereby appoints Geoffrey B. Bloom, Daniel T. Carroll and Phillip D. Matthews, and each of them, each with full power of substitution, proxies to represent the stockholder listed on the reverse side of this Proxy and to vote all shares of Common Stock of Wolverine World Wide, Inc. that the stockholder would be entitled to vote on all matters which come before the Annual Meeting of Stockholders to be held at the Amway Grand Plaza Hotel, 187 Monroe Avenue, N.W., Grand Rapids, Michigan, on
Wednesday, April 17, 1996, at 10 a.m., and any adjournment of that meeting.

        IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED.  IF NO SPECIFICATION IS
MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES NAMED ON THIS PROXY AS DIRECTORS AND FOR
APPROVAL OF EACH PROPOSAL IDENTIFIED ON THIS PROXY.  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE
PROXIES ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

                        PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                                           (Continued and to be signed on reverse side)


                             PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  /X/


                                                    WOLVERINE WORLD WIDE, INC.
[                                                                                                                                  ]

1. ELECTION OF DIRECTORS-                               For All
   Nominees:  Daniel T. Carroll,          For  Withhold  Except
              Phillip D. Matthews          //     //      //

   (INSTRUCTION: TO WITHHOLD AUTHORITY
   TO VOTE FOR ANY INDIVIDUAL NOMINEE,
   STRIKE THROUGH THAT NOMINEE'S NAME
   IN THE LIST ABOVE.)

   Your Board of Directors Recommends
   that You Vote
        FOR ALL NOMINEES


2. Proposal to approve the Amendment     For Against Abstain
   to the Certificate of Incorporation    //    //     //
   to Increase the Number of Authorized
   Shares of Common Stock.



3. Proposal to ratify the appointment    For Against Abstain
   of Ernst & Young LLP as independent    //    //     //
   auditors for the current fiscal year.

   Your Board of Directors Recommends
   that You Vote
         FOR PROPOSALS 2 AND 3



                                                                                               Dated:                    ,1996
                                                                                                     --------------------

                                                                                    ------------------------------------------

                                                                                    ------------------------------------------
                                                                                    Signature of Stockholder(s)

                                                                                    IMPORTANT -- Please sign exactly as
                                                                                    your name(s) appear(s) on this Proxy.  When
                                                                                    signing on behalf of a corporation,
                                                                                    partnership, estate or trust, indicate title
                                                                                    or capacity of person signing.  IF SHARES
                                                                                    ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN.
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